                                                                 Exhibit 99.4(F)




                    INVESTMENT ADVISORY CONTRACT SUPPLEMENT


                               CENTURA FUNDS, INC.
                                 237 Park Avenue
                            New York, New York 10017



Centura Bank
131 North Church Street
Rocky Mount, North Carolina  27802

            Re:   Centura Quality Bond Fund

Dear Sirs:

            This will confirm the agreement between the undersigned (the "Company") and Centura Bank (the "Advisor") as follows:

            1. The Company is an open-end investment company organized as a Maryland corporation, and consists of one or more separate investment portfolios as have been or may be established by the Directors of the Company from time to time. A separate class of shares of common stock of the Company is offered to investors with respect to each investment portfolio. Centura Quality Bond Fund (the "Fund") is a separate investment portfolio of the Company.

            2. The Company and the Advisor have entered into a Master Investment Advisory Contract ("Master Advisory Contract") pursuant to which the Company has employed the Advisor to provide investment advisory and other services specified in that Contract and the Advisor has accepted such employment.

            3. The Advisor is specifically authorized to delegate such of its responsibilities with respect to the Fund, as described in the Master Advisory Contract, to a sub-Advisor pursuant to a sub-advisory agreement, subject to approval by the Company's Board of Directors.

            4. As provided in paragraph 1 of the Master Advisory Contract, the Company hereby adopts the Master Advisory Contract with respect to the Fund and the Advisor hereby acknowledges that the Master Advisory Contract shall pertain to the Fund, the terms and conditions of such Master Advisory Contract being hereby incorporated herein by reference.

            5. The term "Funds" as used in the Master Advisory Contract shall for purposes of this Supplement pertain to the Fund.

            6. As provided in paragraph 6 of the Master Advisory Contract and subject to further conditions as set forth therein, the Company shall with respect to the Fund pay the Advisor a monthly fee on the first business day of each month at the annual rate of 0.60% of the Fund's average daily net assets (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share). Out of this fee, the Advisor shall pay the fees of any sub-Advisor.

            7. Because the state expense limitations referred to in paragraph 7 of the Master Advisory Contract are no longer applicable to the Company, by virtue of Section 18(b)(2) of the Securities Act of 1933, no percentage is specified as the "Advisor's reimbursement" amount pursuant to that paragraph 7.

            8. This Supplement and the Master Advisory Contract (together, the "Contract") are effective with respect to the Fund on , 1999 and shall continue thereafter in effect with respect to the Fund for a period of more than two years from such date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a majority of the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Company's Directors who are not parties to this contract or "interested persons" (as defined in the 1940 Act) of any such party. This contract may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days written notice to the Advisor and by Advisor on 60 days written notice to the Company. This contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

            If the foregoing correctly sets forth the agreement between the Company and the Advisor, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                          Very truly yours,

                                          CENTURA FUNDS, INC.


                                    By:_____________________________
                                       Name:________________________
                                       Title:_______________________

ACCEPTED:

CENTURA BANK


By:_____________________________
Name:___________________________
Title:__________________________